NEWS RELEASE

Contact: Alliance Data
Ed Heffernan
Analysts/Investors
972.348.5191
eheff@alldata.net

Shelley Whiddon – Media
972.348.4310
swhiddon@alldata.net

ALLIANCE DATA’S CANADIAN LOYALTY BUSINESS EXTENDS RELATIONSHIP WITH LEADING CANADIAN
PHARMACY BRAND REXALL/PHARMA PLUS

Multi-Year Agreement Extends Long-Standing Relationship with Canadian Pharmacy and Top-20 AIR MILES® Sponsor

DALLAS, Texas (Aug. 2, 2007) — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, announced that the Katz Group Canada has signed a multi-year renewal agreement that extends the relationship of its Rexall/Pharma Plus pharmacies as a sponsor in Alliance Data’s Canadian AIR MILES® Reward Program. In the province of Ontario, which accounts for more than one-third of Canada’s population, Rexall/Pharma Plus has over 200 locations and offers AIR MILES reward miles to its customers for merchandise purchases, excluding prescriptions. Katz Group Canada Ltd. is Canada’s leading integrated retail pharmacy network.

The AIR MILES Reward Program is Canada’s premier coalition loyalty program with approximately two-thirds of Canadian households actively collecting reward miles. AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada. AIR MILES reward miles can be redeemed for more than 800 different rewards, such as travel, movie passes, entertainment attractions, electronic merchandise and more.

“The AIR MILES Reward Program is an integral part of our “Pharmacy First” marketing efforts,” said Jerry Kuske, executive vice president and chief merchandising officer of Katz Group Canada. “What’s advantageous about the AIR MILES program is that it’s very quantifiable, and allows us to be highly strategic in attracting and retaining our customers. Using the AIR MILES program as our database of loyal customers, we’re able to capture response rates and make return-on-investment analyses, which ultimately helps ensure that we continually provide meaningful and relevant offers to our customers.”

“Rexall/Pharma Plus has been an important part of the AIR MILES Reward Program for nearly a decade, and we’re pleased with their decision to continue their relationship with us,” said Bryan Pearson, president, Alliance Data Loyalty Services. “As a leader in pharmacy health care, they represent the kind of high-frequency retailer that adds tremendous value for our collectors. We look forward to continuing our support of their efforts to grow their business through the AIR MILES Reward Program.”

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the company, visit its website, www.AllianceData.com.

About Katz Group Canada Ltd.

Katz Group Canada Ltd. is the largest pharmacy retail network in Canada. Canadian operations include: Pharma Plus Drugmarts, Pharmx Rexall, Herbies/Payless, Medicine Shoppe Canada, Drug Trading Company Limited (Guardian, I.D.A. banners and independent pharmacies), ProPharm Ltd. (systems software/hardware development and service), the MEDITrust Pharmacy national mail-order pharmacy group, D.C. Labs Limited (product manufacturing/packaging), and Rexall private label.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the company’s proposed merger with Aladdin Merger Sub, Inc., an affiliate of The Blackstone Group, announced on May 17, 2007. The company cannot provide any assurance that the proposed merger transaction will be completed. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the company’s most recent Form 10-K.

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